Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-112452

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated February 3, 2004)



                          Scientific Games Corporation


               26,348,291 Shares of Class A Common Stock Issuable
             upon Conversion of Series A Convertible Preferred Stock

      This prospectus supplement relates to the sale from time to time by certain of our stockholders (including their transferees, donees, pledgees or successors) of up to 26,348,291 shares of our Class A common stock issued or issuable upon conversion of our Series A Convertible Preferred Stock. You should read this prospectus supplement in conjunction with the prospectus dated February 3, 2004, which should be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

      Investing in our common stock involves certain risks. See the "Risk Factors" section beginning on page 1 of the accompanying prospectus.

      The information in the section entitled "Selling Stockholders" contained in the accompanying prospectus is hereby supplemented by adding the following information:

             On August 3, 2004, SGMS Acquisition Corporation, one of the selling stockholders, was issued 21,915,089 shares of Class A common stock in connection with its conversion of all of the 1,218,479 shares of Series A Convertible Preferred Stock it then held. On or about the same date, SGMS Acquisition Corporation modified its existing credit arrangements with Bank of America, N.A. and HSBC Bank USA, National Association and increased the amount of collateral pledged to those parties. After giving effect to such transactions, SGMS Acquisition Corporation has pledged 4,669,568 shares of Class A common stock to JPMorgan Chase Bank, 6,500,000 shares to Bank of America, N.A. and 8,000,000 shares to HSBC Bank USA, National Association pursuant to separate, unrelated credit facilities. SGMS Acquisition Corporation may pledge additional shares of Class A common stock from time to time. Sales of our shares pursuant to this propectus by SGMS Acquisition Corporation or any of its transferees, donees, pledgees or successors will have no effect on the number of shares that may be sold by any other transferee, donee, pledgee or successor (or such person's transferees, donees, pledgees or successors) so long as the aggregate number of shares sold by all such selling stockholders (or deemed selling stockholders) does not exceed the number of shares that remain available for sale under this prospectus. Any successor

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             to or transferee of a pledgee of SGMS Acquisition
             Corporation by virtue of a refinancing of a loan (or a sale of a loan, in whole or in part, by such pledgee) will also be deemed to be a selling stockholder with respect to the pledged shares.

      The information in footnotes (3), (4) and (5) to the section entitled "Selling Stockholders" contained in the accompanying prospectus is hereby supplemented by adding the following information:

             We made the March 31, 2004 and June 30, 2004 dividend payments on the Series A Convertible Preferred Stock in cash.

      The information in the section entitled "Plan of Distribution" contained in the accompanying prospectus is hereby supplemented by adding the following information:

             On or about August 3, 2004, SGMS Acquisition Corporation modified its existing credit arrangements with Bank of America, N.A. and HSBC Bank USA, National Association and increased the amount of collateral pledged to those parties. After giving effect to such transactions, SGMS Acquisition Corporation has pledged 4,669,568 shares of Class A common stock to JPMorgan Chase Bank, 6,500,000 shares to Bank of America, N.A. and 8,000,000 shares to HSBC Bank USA, National Association pursuant to separate, unrelated credit facilities. Each of JPMorgan Chase Bank, Bank of America, N.A. and HSBC Bank USA, National Association has informed us that (i) it is an affiliate of one or more broker-dealers, (ii) the shares were pledged to it in the ordinary course of its business and
             (iii) it has no agreements or understandings, directly or indirectly, with any person to distribute the shares.



             The date of this prospectus supplement is August 5, 2004.